EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of June 6, 2018, by and between Advaxis, Inc., a Delaware corporation (the “Company”), and Molly Henderson (“Executive”).

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will employ Executive in the capacity, for the period, and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. EMPLOYMENT AND DUTIES. The Company hereby employs Executive and Executive hereby accepts such employment in the capacity of Executive Vice President and Chief Financial Officer of the Company, and agrees to act in accordance with the terms and conditions hereinafter set forth. During the Term (as defined below), Executive agrees that she will devote time, attention and skills to the operation of the Business (as defined below) of the Company and that she will perform such duties, functions, responsibilities and authority in connection with the foregoing as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s titles and positions as the Board of Directors of the Company (the “Board”) specifies from time to time. For purposes of this Agreement, the “Business” of the Company shall be defined as the development and commercialization of immunotherapy drug candidates and related technology based products.

Executive represents and warrants that she is not bound by the terms of any agreement with any previous employer or other party which would limit her abilities to perform her duties and obligations hereunder. In connection with Executive’s employment, Executive further represents and warrants that she will not use any confidential or proprietary information of any previous employer.

2. TERM. The term of this Agreement shall commence on June 6, 2018 (the “Effective Date”), and shall continue for a period of three (3) years (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for one year periods (“Renewal Terms”), unless otherwise terminated by the Company or Executive upon written notice to the other given not less than ninety (90) days prior to the expiration of the Initial Term or the applicable Renewal Term of the Agreement. The Initial Term and any Renewal Terms thereof shall be referred to herein as the “Term.”

3. COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits. It is furthermore understood that the Company shall have the right to make any applicable deductions or withholdings as agreed to by the parties or required by applicable law (including but not limited to Social Security payments, income tax withholding and other required deductions not in effect or which may become effective by law any time during the Term) from the following compensation.

(a) SALARY. Effective June 6, 2018, Executive shall receive an annual salary of Three Hundred Seventy Five Thousand Dollars ($375,000.00) (“Base Salary”). The Base Salary will be paid in equal installments not less frequently than bi-monthly in accordance with the Company’s salary payment practices and employment tax withholding obligations in effect from time to time for senior executives of the Company. The Compensation Committee of the Board shall review Executive’s Base Salary annually and may increase (but not decrease) Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement. The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance and the Company’s performance.

(b) SPECIAL BONUS OPPORTUNITY. The Company agrees to pay Executive a one-time cash bonus (the “Financing Bonus”) in the amount of $50,000 within 30 days of the earlier to occur of: (i) the Company accomplishes a Financing Transaction (as defined below), or (ii) a Change in Control (as defined in the Company’s 2015 Incentive Plan) of the Company. For purposes of this Agreement, a Financing Transaction means: the Company receives a cumulative amount of $20 million in cash from equity or debt financing or joint venture, licensing or similar business development activities.

(c) ANNUAL BONUS OPPORTUNITY. At the end of each fiscal year of the Company, in addition to the Base Salary then in effect, Executive shall be eligible to receive a bonus payment (the “Bonus Payment”) with a target amount as a percentage of the Base Salary then in effect (the “Bonus Percentage”) if the Executive and Company meet certain mutually agreed goals established during the first ninety (90) days of each fiscal year. The Bonus Payment, if any, will be paid in accordance with the Company’s bonus payment practices in effect from time to time for senior executives of the Company, and the Compensation Committee will have sole discretion to determine whether the mutually agreed upon goals were attained during the year. Executive must be employed by the Company, without the occurrence of any of the Events of Termination, as that term is defined below, at the time that the Bonus Payment is paid to Executive. Any Bonus Payment for fiscal year 2018 will be prorated.

(d) ONE-TIME EQUITY GRANT. As of the Effective Date, Executive will be awarded a one-time grant of 250,000 stock options with an exercise price equal to the closing price of the Company’s common stock on the grant date, subject to vesting in three equal annual installments on each of the first three anniversaries of the grant date.

(e) BENEFIT PLANS. As of the date hereof, Executive shall be eligible to participate in the Company’s group health insurance plan and any other benefit plan applicable to the Company’s senior executives.

(f) INSURANCE. The Company may secure, in its own name, or otherwise, and at its own expense, life, health, accident and other insurance covering Executive or Executive and others. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations and by signing, as the insured, such applications and other instruments in writing as may be reasonably required by the insurance companies to which application is made pursuant to such insurance. Executive agrees that she shall have no right, title, or interest in or to any insurance policies or to the proceeds thereof which the Company many so elect to take out or to continue on the Executive’s life.

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(g) EXPENSES. Executive shall be entitled to be reimbursed for all reasonable expenses incurred by her in connection with the fulfillment of her duties hereunder, including, with the Company’s prior written approval, all necessary continuing education and certification costs and related expenses; provided, however, that Executive has complied with all policies and procedures related to the reimbursement of such expenses as shall, from time to time, be established by the Company. With respect to Executive’s rights under this Section 3(g), (i) the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, (ii) the reimbursement of an eligible business expense must be made no later than December 31 of the year after the year in which the business expense was incurred, and (iii) such rights shall not be subject to liquidation or exchange for another benefit.

(h) VACATIONS AND SICK LEAVE. Executive shall be entitled to four (4) weeks paid vacation annually to be taken in accordance with the Company’s vacation policy in effect from time to time and at such time or times as may be mutually agreed upon by the Company and Executive. Unused vacation time may not be carried over from year to year. Executive shall also be entitled to sick leave in accordance with the Company’s sick leave policies in effect from time-to-time.

4. TERMINATION.

(a) EVENTS OF TERMINATION. This Agreement and the employment relationship shall terminate on the earliest to occur of the following events (the “Events of Termination”):

(i) expiration of the Term;

(ii) written mutual agreement of the Company and Executive;

(iii) the voluntary resignation by Executive with Good Reason. “Good Reason” shall be defined as: (a) a material reduction in Executive’s Base Salary or Bonus Payment; (b) a significant adverse change in the nature or scope of the authority, powers, functions, responsibilities, or duties attached to the positions of Executive with the Company as set forth herein; (c) a material breach by the Company or its successors of a term or condition of this Agreement; or (d) the relocation of Executive, without Executive’s prior written consent, to a location 50 miles or more from Executive’s place of employment.

(iv) the voluntary resignation of Executive without Good Reason;

(v) the death of Executive;

(vi) the disability of Executive. Executive shall be deemed disabled if, as a result of Employee’s incapacity due to physical or mental illness, Executive shall have been absent from her duties hereunder on a full time basis for a period of one (1) month or longer;

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(vii) the retirement of Executive;

(viii) the termination of Executive’s employment by the Company for “Just Cause,” as determined by the Company in its sole discretion. “Just Cause” shall include: (a) the willful failure by Executive to substantially perform her assigned duties for the Company, which failure has continued for a period of at least fifteen (15) days following written notice of demand for substantial performance, signed by an officer or director of the Company, has been delivered to Executive specifying the manner in which Executive has failed to substantially perform; (b) Executive engaging in conduct, which in the Company’s sole discretion, is demonstrably and materially injurious to the Company, which Executive does not cease following Executive’s receipt of written notice from the Company specifying the nature of such conduct; (c) behavior constituting gross negligence or willful misconduct by the Executive during the course of her duties and the term of this Agreement; (d) the misappropriation of corporate assets or corporate opportunities by Executive or any other acts of dishonesty or breach of Executive’s fiduciary obligation to the Company; or (e) the involvement of Executive in a felony or a misdemeanor involving moral turpitude (including the entry of a plea of nolo contendre); or

(ix) the termination of Executive’s employment by the Company without “Just Cause.”

(b) EVENTS OF TERMINATION TRIGGERING SEVERANCE PAYMENT.

(1) If the Company terminates Executive’s employment without Just Cause, if the Executive’s employment terminates at the end of the Term as a result of the Company notifying Executive that the Term shall not be renewed, if Executive voluntarily resigns with Good Reason, or if Executive’s employment is terminated due to disability, as that term is defined above, then Executive shall be entitled to receive, in addition to the applicable Base Salary, any earned but unpaid Bonus Payment for a prior completed fiscal year, plus any accrued but unused vacation time and unpaid expenses (in accordance with Sections 3(g) and (h) hereof) that have been earned by Executive as of the date of such termination (“Termination Date”), provided Executive properly executes and does not revoke a general release substantially in the form attached hereto as Exhibit A (the parties acknowledging that such form may be required to be modified to conform to changes in legal requirements) in favor of the Company within forty-five (45) days following such Termination Date, and provided that Executive continues to comply with and does not breach Executive’s covenants as set forth in Sections 5, 6 and 7 of this Agreement, the following severance payments (the “Severance Payments”):

(i) equal monthly installments at the applicable Base Salary rate then in effect, as determined on the first day of the calendar month immediately preceding the day of termination, to be paid beginning on the first day of the month following such Termination Date and continuing twelve (12) months following the Termination Date (the “Severance Period”). Whenever Severance Payments are payable to Executive hereunder during a time when Executive is partially or totally disabled, and such disability would entitle her to disability income payments according to the terms of any plan or policy now or hereafter provided by the Company, the Severance Payments payable to Executive hereunder shall be inclusive of any such disability income and shall not be in addition thereto, even if such disability income is payable directly to Executive by an insurance company under a policy paid for by the Company;

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(ii) during the Severance Period, health benefits substantially similar to those which Executive was receiving or entitled to receive immediately prior to termination, provided that the continued participation of Executive is possible under the general terms and provisions of the Company’s health benefit plans. If the Company cannot maintain such coverage for Executive under the terms and provisions of the health benefit plan (or where such continuation would adversely affect the tax status of the health benefit plans pursuant to which the coverage is provided), the Company shall provide the health benefits by either providing substantially identical benefits directly or through an insurance arrangement or by paying Executive the estimated cost of the expected employer-portion of the premium for twelve (12) months after the Termination Date with such payments to be taxable to Executive and made in accordance with the Employer’s established payroll practices; and

(iii) all equity awards (including stock options and restricted stock units) held by Executive will be deemed fully vested as of the Termination Date, and the period for exercising any outstanding stock rights will be extended until the second anniversary of the Termination Date (but, to the extent required for compliance with Section 409A, not beyond the earlier of the latest date upon which the stock right would have expired by its original terms under any circumstances or the tenth anniversary of the original grant of the stock right); and

(iv) a Bonus Payment for the year in which Executive’s employment is terminated, equal to the target Bonus Percentage for such year, multiplied by the Base Salary in effect immediately prior to such termination. The target bonus will be paid within forty-five (45) days following the last day of employment.

Executive shall have no duty to mitigate the payment of the Severance Payments by seeking other employment or in any other manner, and the Severance Payments shall not be reduced or otherwise affected by any amounts Executive may receive from other employment or self- employment.

(c) EVENTS OF TERMINATION NOT TRIGGERING SEVERANCE PAYMENT. If Executive’s employment with the Company is terminated for any reason other those specifically enumerated in Section 4(b) of this Agreement, including, but not limited to, the expiration of the Term as a result of Executive notifying the Company that the Term shall not be renewed, written mutual agreement of the Company and Executive, the voluntary resignation of Executive without Good Reason, the death or retirement of Executive, or the termination of Executive’s employment by the Company with “Just Cause,” Executive shall not be entitled to receive any compensation other than accrued wages through the effective date of such termination, plus any accrued but unused vacation time that has been earned by and reimbursement of any expenses incurred (in accordance with Sections 3(e) and (f) hereof) as of the date of such termination. Executive shall also be entitled to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), provided, that, Executive shall be solely responsible for premiums, costs and expenses associated therewith. In addition, if Executive dies while in the employment of the Company, (i) all equity awards (including stock options and restricted stock units) held by Executive will be deemed fully vested as of the date of death, and the period for exercising any outstanding stock rights will be extended until the second anniversary of the Termination Date (but, to the extent required for compliance with Section 409A, not beyond the earlier of the latest date upon which the stock right would have expired by its original terms under any circumstances or the tenth anniversary of the original grant of the stock right), (ii) Executive shall be entitled to any earned but unpaid Bonus Payment for a prior completed fiscal year, and (iii) Executive shall be entitled to receive a Bonus Payment for the year, equal to the target Bonus Percentage for such year, multiplied by the Base Salary in effect immediately prior death, multiplied by a fraction, the numerator of which are the number of calendar days Executive was employed during such year and the denominator is 365, with such bonus payable within thirty (30) days following Executive’s death. The provisions of this Section 4(c) shall be in addition to, and not in lieu of, any other rights and remedies the Company may have at law or in equity under any other provision of this Agreement in respect of such termination of employment.

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(d) SECTION 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Severance Payments or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other Severance Payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s “separation from service”, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s “separation from service”. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s “separation from service”, but prior to the six (6) month anniversary of the “separation from service”, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of this Agreement, “Treasury Regulations” shall mean the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A limits will not constitute Deferred Payments for purposes of clause (i) above.

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(iii) The Severance Payments provided under this Section 4 are intended to be exempt from or comply with the requirements of Section 409A so that none of the Severance Payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5. RESTRICTIVE COVENANTS. Executive and the Company agree that the Company would suffer irreparable harm and incur substantial damage if Executive were to enter into Competition (as defined herein) with the Company. Therefore, in order for the Company to protect its legitimate business interests, Executive agrees as follows:

(a) Without the prior written consent of the Company, Executive shall not, during the period of employment with the Company for any reason, directly or indirectly, invest or engage in any business that is Competitive (as defined herein) with the Business of the Company or accept employment or render services to a Competitor (as defined herein) of the Company as a director, officer, agent, employee or consultant or solicit or attempt to solicit or accept business that is Competitive with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(b) Without the prior written consent of the Company and upon any termination of Executive’s employment with the Company for any reason and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, (i) invest or engage in any business that is Competitive (as defined herein) with the Business of the Company, except that Executive may own up to five percent (5%) of any outstanding class of securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended; (ii) accept employment with or render services to a Competitor of the Company as a director, officer, agent, employee or consultant unless she is serving in a capacity that has no relationship to that portion of the Competitor’s business that is Competitive with the Business of the Company; or (iii) solicit, attempt to solicit or accept business Competitive with the Business of the Company from any of the customers of the Company at the time of her termination or within twelve (12) months prior thereto or from any person or entity whose business the Company was soliciting at such time.

(c) Upon termination of her employment with the Company for any reason, and for a period of twelve (12) months thereafter, Executive shall not, either directly or indirectly, engage, hire, employ or solicit in any manner whatsoever the employment of an employee of the Company.

(d) For purposes of this Agreement, a business or activity is in “Competition” or “Competitive” with the Business of the Company if it involves, and a person or entity is a “Competitor”, if that person or entity is engaged in, or about to become engaged in, the research, development, design, manufacturing, marketing or selling of a specific product or technology that resembles, competes, or is designed to compete, with any product or technology for which the Company has obtained or applied for a patent or made disclosures, or any product or technology involving any other proprietary research or development engaged in or conducted by the Company during the term of Executive’s employment with the Company.

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6. CONFIDENTIALITY. Executive acknowledges and agrees that all nonpublic information concerning the business of the Company or any of its affiliates including without limitation, nonpublic information relating to it or its affiliates’ products, customer lists, pricing, trade secrets, patents, business methods and cost data, business plans, strategies, drawings, designs, nonpublic information regarding product development, marketing plans, sales plans, manufacturing plans, management organization (including but not limited to nonpublic data and other information relating to members of the Board, the Company or any of their affiliates or to management of the Company or any of its affiliates), operating policies or manuals, financial records, design or other nonpublic financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or (ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates (collectively, the “Confidential Information”) is and shall remain the property of the Company. Executive recognizes and agrees that all of the Confidential Information, whether developed by Executive or made available to Executive, other than (i) information that is generally known to the public, (ii) information already properly in Executive’s possession on a non-confidential basis from a source other than the Company or its affiliates, which source to Executive’s knowledge is not prohibited from disclosing such information by a legal, contractual or other obligation of confidentiality to the Company or its affiliates, or (iii) information that can be demonstrated by Executive to have been independently developed by Executive without the benefit of Confidential Information from the Company or its affiliates, is a unique asset of the business of the Company, the disclosure of which would be damaging to the Company. Accordingly, Executive agrees to use such Confidential Information only for the benefit of the Company. Executive agrees that during the Employment Period and until the sixth anniversary of the date of termination or expiration Executive’s employment with the Company or its affiliates, Executive will not directly or indirectly, disclose to any person or entity any Confidential Information, other than information described in clauses (i), (ii) and (iii) above, except as may be required in the ordinary course of business of the Company or as may be required by law or government authority. If disclosure of any Confidential Information is requested or required by legal process, civil investigative demand, formal or informal governmental investigation or otherwise, Executive agrees (i) to notify the Company promptly in writing so that the Company may seek a protective order or other appropriate remedy, and to cooperate fully, as may be reasonably requested by the Company, in the Company’s efforts to obtain such a protective order or other appropriate remedy, and (ii) shall comply with any such protective order or other remedy if obtained. Information concerning the business of the Company or any of its affiliates that becomes public as a result of Executive’s breach of this Section 6 shall be treated as Confidential Information under this Section 6. Notwithstanding any provision herein to the contrary, Executive may disclose the terms of this Agreement to the extent necessary to enforce its rights under this Agreement.

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7. WORKS FOR HIRE. Executive acknowledges and agrees that all services performed for the Company during the Term are provided on a work for hire basis (as that term is used in the United States Copyright Act), and that Executive has no right, claim or title, and expressly disavows any such right, claim, or title, to any such work. If, for any reason, the foregoing is ineffective to confirm the absolute, irrevocable and unconditional ownership by, or rights of, the Company in any materials created by Executive in connection with such services, or if it should ever be determined that any of such materials are not a “work-made-for-hire” exclusively owned and authored by the Company, Executive hereby absolutely, irrevocably and unconditionally assigns (or, to the extent such assignment is or may be prohibited or limited by any applicable law, hereby absolutely, irrevocably and unconditionally licenses, royalty-free) exclusively to the Company all of such materials, throughout the universe in perpetuity, without condition, exclusion, limitation or reservation.

8. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram, electronic mail, or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addressees at the addresses specified below.

If to Executive:	Molly Henderson
*
*

If to the Company:	Kenneth A. Berlin
President and Chief Executive Officer
Advaxis, Inc.
305 College Road East
Princeton, New Jersey 08540

or to such other address or fax number as either party may from time to time designate in writing to the other.

9. LEGAL REPRESENTATION. Executive acknowledges that she was advised to consult with, and has had ample opportunity to receive the advice of, independent legal counsel before executing this Agreement, and that the Company advised Executive to do so and that Executive has fully exercised that opportunity to the extent she desired. Executive acknowledges that she had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Executive warrants that she has carefully read this Agreement, that she understands completely its contents, that she understands the significance, nature, effect, and consequences of signing it, and that she has agreed to and signed this Agreement knowingly and voluntarily of her own free will, act, and deed, and for full and sufficient consideration.

10. ENTIRE AGREEMENT. This Agreement, together with Exhibit A, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

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11. GOVERNING LAW. This Agreement is made and entered into in the State of New Jersey, and shall in all respects be interpreted, enforced, and governed by and continued and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of New Jersey applicable to contracts entered into and to be performed in New Jersey.

12. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.

13. SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of New Jersey or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective, shall be given such full force and effect as may be permitted by law.

14. SURVIVAL. The obligations of the Company or its successor to pay any Severance Payments required hereunder subsequent to the termination of this Agreement and the obligations of Executive under Sections 5, 6, and 7 hereof, and all subparts thereof, shall survive the termination of this Agreement.

15. REMEDIES. Executive and the Company recognize that the services to be rendered under this Agreement by Executive are special, unique, and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of Sections 5, 6, and 7 hereof, or any subpart thereof, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, to obtain damages for any breach thereof.

16. DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days, shall be submitted to good faith mediation. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm, company, or agency in New Jersey, or identify an individual mediator(s), and such representatives shall schedule a date with such firm or mediator(s) for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of New Jersey or in the United States District Court for the District of New Jersey, to whose jurisdiction for such purposes Company and Executive each hereby irrevocably consents and submits.

17. INDEMNIFICATION. The Company shall indemnify Executive for liabilities incurred by her while acting in good faith in her capacity as a director or an officer to the fullest extent provided for any other officer or director of the Company. To the extent the Company maintains director and officer liability insurance, such insurance shall cover Executive to the same extent as any other officer or director of the Company. The Company’s obligations under this Section shall survive any termination of this Agreement and Executive’s employment hereunder.

(Signatures on following page)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Advaxis, Inc.

By:	/s/ Kenneth A. Berlin
Name:	Kenneth A. Berlin
Title:	President and Chief Executive Officer

Executive:

/s/ Molly Henderson
Molly Henderson

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EXHIBIT A

CONFIDENTIAL SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Paragraph 6 hereof, by and between Advaxis, Inc. (the “Company”) and ___________ (“Executive”). Together, the Company and Executive may be referred to hereinafter as the “Parties”.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1. Separation from Employment. Executive hereby confirms her resignation as ______________ and from all other positions within the Company and all of its subsidiaries, effective _____________ (the “Termination Date”).

2. Separation Obligations of the Company. In consideration of Executive’s promises contained in this Agreement, the Company agrees as follows:

a. Severance Benefits. [TO BE INSERTED]

b. Other Payments and Obligations. The Company will pay or provide to Executive all of the following: (i) accrued and unpaid base salary with respect to services through the Termination Date, (ii) accrued and unused vacation days that have accrued as of the Termination Date, (iii) reimbursement for expenses for which expense reports have been provided to the Company, (iv) accrued and vested benefits under any Company benefit plan, in each case in accordance with Company policies and plans, and (v) vested Company equity awards, which shall be governed by the documents pursuant to which such awards were granted.

c. Neutral Reference. To the extent that any future potential employer of Executive seeks a reference from the Company regarding Executive, Executive shall direct such potential employer to contact the Company’s Human Resource department, and in response to such inquiry, the Company will provide only Executive’s dates of employment and job title with the Company.

The Company’s obligation to provide the payments and benefits set forth in this Paragraph 2 is expressly contingent on Executive executing and not revoking this Agreement pursuant to Paragraph 8 below. The Company’s obligation to make the payment set forth herein shall cease upon Executive’s breach of any of her continuing contractual obligations to the Company, including, without limitation, Sections 5, 6 and 7 of the Employment Agreement (as defined herein) and any other intellectual property agreement, covenant not to disclose or use the Company’s confidential or trade secret information, or covenant not to compete with the Company.

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3. General Release of Claims and Covenant Not To Sue.

a. General Release of Claims. In consideration of the payments made to her by the Company and the promises contained in this Agreement, Executive on behalf of himself and her agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which she may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that she may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that she is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. Notwithstanding the foregoing, Executive expressly does not waive any claims she may have (i) to indemnification that she may have against any of the Releasees in connection with her service to the Company and its affiliates through the Termination Date, or (ii) related to any coverage that she may have under any directors and officers liability insurance policy maintained by the Company or its affiliates.

b. Covenant Not to Sue. Except as expressly set forth in Paragraph 5 below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

c. Acknowledgement Regarding Payments and Benefits. Executive acknowledges and agrees that she has been paid all wages and accrued benefits to which she is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

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d. Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except those that cannot be released by law. By signing this Agreement, Executive acknowledges that she is doing so knowingly and voluntarily, that she understands that she may be releasing claims she may not know about, and that she is waiving all rights she may have had under any law that is intended to protect her from waiving unknown claims. Executive warrants that she has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement. This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees. Executive represents and agrees that she has not transferred or assigned, to any person or entity, any claim that she is releasing in this Paragraph 3.

4. Non-Disparagement.

a. Agreement of Executive. Executive agrees that she will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its products, its employees, or any of the Releasees. This Paragraph 4 shall not in any way limit any of the Protected Rights contained in Paragraph 5 of this Agreement, or Executive’s ability to provide truthful testimony pursuant to a subpoena, court order or as otherwise required by law.

b. Agreement of Company. The Company agrees that, except as may be required by law, court order, or a valid request by a government agency, the Company will not make any written statement, and no officer of the Company or member of the Board of Directors of the Company will, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages Executive or casts Executive in a negative light. This Paragraph 4(b) shall not in any way limit the ability of the Company or any member of the Board of Directors to provide truthful testimony or information in response to a subpoena, court order, or valid request by a government agency, or as otherwise required by law.

5. Protected Rights. Nothing in this Agreement is intended to limit Executive’s right to file a charge with the Equal Employment Opportunity Commission or to make disclosures to, or participate in communications with, the Securities and Exchange Commission or any other government agency regarding possible violations of law, without prior notice to the Company. Based on Executive’s release of claims set forth in Paragraph 3 of this Agreement, however, Executive understands that she is releasing all claims that she may have, as well as, to the extent permitted by applicable law, her right to recover monetary damages or obtain other relief for an alleged injury or legal right that is personal to Executive.

6. Acknowledgment. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise, her of her opportunity to consult an attorney or other advisor and has not in any way discouraged her from doing so. Executive expressly acknowledges and agrees that she has been offered at least twenty-one (21) days to consider this Agreement before signing it, that she has read this Agreement and Release carefully, that she has had sufficient time and opportunity to consult with an attorney or other advisor of her choosing concerning the execution of this Agreement. Executive acknowledges and agrees that she fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations she has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive acknowledges and agrees that she is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Paragraph 3.

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7. Cooperation. Following the Termination Date, the Executive shall cooperate with the Company and be reasonably available to the Company and its attorneys with respect to any legal action or proceeding (or any appeal from any action or proceeding) or any regulatory or government agency inquiry which relates to events occurring during the Executive’s employment with the Company (including, without limitation, the Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). The Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company. In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on her base salary described as of the Termination Date.

8. Revocation and Effective Date. The Parties agree Executive may revoke the Agreement at will within seven (7) days after she executes the Agreement (the “Revocation Period”) by giving written notice of revocation to Company. Such notice must be delivered to ___________, and must actually be received by her at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Executive revokes the Agreement within the Revocation Period, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. Assuming that Executive does not revoke this Agreement within the Revocation Period, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Executive executes this Agreement.

9. Return of Materials. In further consideration of the promises and payments made by the Company hereunder, Executive agrees that on or before the Termination Date, she will return all documents, confidential information, other information, materials, equipment (including, but not limited to, cell phones, pagers, laptops, computers, or other personal computing devices) and other things in her possession or control provided to her by the Company, created during her employment with the Company or otherwise relating to or belonging to the Company, without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof. To the extent that Executive has electronic files or information in her possession or control that relate to or belong to the Company or contain confidential information belonging to the Company (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), Executive agrees that she will immediately, and before receiving payment under this Agreement: (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

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10. Termination of Employment Agreement; Survival of Restrictive Covenants. Executive acknowledges and agrees that the Employment Agreement originally executed by the Parties on or about April __, 2018 (the “Employment Agreement”) is hereby terminated, without further action by the Parties, as of the Termination Date and shall be of no further force and effect, and that except as expressly set forth in this Agreement, the Company shall have no continuing obligations to Executive under the Employment Agreement; provided, however, that Sections 5 (Restrictive Covenant), 6 (Confidentiality), and 7 (Works for Hire) of the Employment Agreement and Section 17 (Indemnification) shall survive and remain in full force and effect in accordance with their terms.

11. Final Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Paragraph 10 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey without giving effect to its conflict of law principles.

13. Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

14. Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. Executive’s right to receive any installment payments as Severance Pay shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

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The Parties hereby signify their agreement to these terms by their signatures below.

EMPLOYEE

Date:

ADVAXIS, INC.

By:

Date:

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